UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A


                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to Section 240.14A-11(c) 04 Section
     240.14a-12

                                MR3 SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the registrant)

Payment of filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)   Title of each class of securities to which transaction applies:
          ______________________________________________________________________
     2)   Aggregate number of securities to which transaction applies:
          ______________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ______________________________________________________________________
     4)   Proposed maximum aggregate value of transaction: _____________________
     5)   Total fee paid: ______________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid: ______________________________________________
     2)   Form, Schedule or Registration Statement No.: ________________________
     3)   Filing party: ________________________________________________________
     4)   Date filed: __________________________________________________________

                                MR3 SYSTEMS, INC.
                         435 Brannan Street; Suite #200
                         San Francisco, California 94107


         NOTICE OF ACTION OF SHAREHOLDERS BY WRITTEN CONSENT IN LIEU OF
                              SHAREHOLDERS MEETING

Dear Shareholders:

         On behalf of the Board of Directors and Management of MR3 Systems, Inc. (the "Company"), we urge you to consider and act upon the following proposal, which the Board of Directors recommends that shareholders approve by Written Consent in Lieu of a Shareholder's Meeting:

     1. Increase the number of shares of Common Stock that the Company is authorized to issue to from 100,000,000 to 250,000,000 shares.

         Pursuant to the provisions of Delaware law and the Company's certificate of incorporation, the foregoing proposal requires the affirmative vote or written consent of greater than 50.0% of the Company's outstanding shares of Common Stock and Series A Preferred Stock.

         Only a limited number of the shareholders of record at the close of business on May 11, 2004 (the "Record Date"), will be requested to give their consent. To be effective, executed consents must be signed, dated and received at the Company's principal office in San Francisco. While there is no specific deadline for the giving of consents, the Company does not intend to seek consents for a period in excess of thirty days from the first use of this Consent Statement. Any Shareholder who signs a written consent may revoke it by a written revocation delivered to the Chief Executive Officer of the Company at its principal office on or before the such time as the consents of the holders of a majority of the issued and outstanding shares has been received by the Company. There will not be a meeting at which Shareholders may vote in person. If the proposed action is approved by the written consent of the holders of the requisite number of shares of Common Stock, then an Information Statement advising all Shareholders of such action will be distributed to all Shareholders of record. The proposed amendment will not be effected until at least twenty
(20) days from the mailing of such Information Statement to all Shareholders of record. The address of the Company is: MR3 Systems, Inc., 435 Brannan Street, Suite #200, San Francisco, California 94107.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ RANDALL S. REIS
-----------------------------
Randall S. Reis
Chairman

San Francisco, California
May ____, 2004



     YOUR CONSENT IS IMPORTANT. YOU ARE URGED TO DATE, SIGN AND RETURN YOUR CONSENT PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE APPROVAL OF THE PROPOSED CORPORATE ACTIONS BY THE CONSENT OF GREATER THEN A 50.0 % MAJORITY OF THE ISSUED AND OUTSTANDING SHARES MAY BE ASSURED. THE PROMPT RETURN OF YOU CONSENT WILL ALSO AID THE COMPANY IN REDUCING THE EXPENSE OF CONSENT SOLICITATION, THE GIVING OF SUCH CONSENT DOES NOT AFFECT YOUR RIGHT TO CHANGE YOUR VOTE BY REVOKING YOUR CONSENTS IN A SUBSEQUENT WRITING IN ADVANCE OF THE DATE WHEN THE REQUISITE NUMBER OF CONSENTS HAS BEEN RECEIVED BY THE COMPANY.

                                MR3 SYSTEMS, INC.
                         435 Brannan Street; Suite #200
                         San Francisco, California 94107
                                 (415) 947-1090


                                CONSENT STATEMENT


 This Consent Statement has been furnished by the Board of Directors of MR3 Systems, Inc. (the "Company") for use in connection with the taking of an action of Shareholders by Written Consent in Lieu of a Meeting which must be adopted by the written consent of the holders of more than a 50.0 % majority of the issued and outstanding shares of Common Stock and Series A Convertible Preferred Stock of the Company. Series A Preferred and Common Stock shareholders will be voting on this matter collectively and will not be voting as separate classes of stock. This Consent Statement and Form of Consent are being mailed or delivered to certain shareholders of record as of May 11, 2004 on or about May ___, 2004. If the proposal is adopted, an Information Statement with respect to the approved action will be mailed to all shareholders of record and no action will be taken on any approved proposal until at least twenty days after the date the Information Statement is mailed.

         As of May 11, 2004, the record date for taking of consents, there were 61,553,468 issued and outstanding shares of Common Stock and 237,464 of Series A Convertible Preferred Stock, which are the only outstanding classes of securities of the Company entitled to give consent to the following action:

     1. Increase the number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 250,000,000.

         Each outstanding share of Common Stock and Series A Convertible Preferred Stock is entitled to one vote on the matter to be voted upon.

         Properly executed Consents will be voted in accordance with the instructions indicated in such Consents. If no instructions are indicated, such Consents will be voted in favor of the proposal to increase the capitalization of the Company as described above pursuant to the laws of the State of Delaware.

         Any Consents given pursuant to this solicitation may be revoked at any time prior to the Company receiving Consents from the holders of greater than a 50% majority of the issued and outstanding shares of common and preferred stock, by delivery to the Chief Executive Officer of the Company of a written notice of revocation.

         The entire cost of furnishing this Consent Statement will be borne by the Company. The Company will only distribute this Consent Statement to a limited number of its shareholders.


YOUR CONSENT IS IMPORTANT.

YOU ARE URGED TO DATE, SIGN AND RETURN YOUR CONSENT PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE APPROVAL OF THE PROPOSED CORPORATE ACTIONS BY THE CONSENT OF GREATER THAN A 50.0% MAJORITY OF THE ISSUED AND OUTSTANDING SHARES MAY BE ASSURED. THE PROMPT RETURN OF YOU CONSENT WILL ALSO AID THE COMPANY IN REDUCING THE EXPENSE OF CONSENT SOLICITATION, THE GIVING OF SUCH CONSENT DOES NOT AFFECT YOUR RIGHT TO CHANGE YOUR VOTE BY REVOKING YOUR CONSENTS IN A SUBSEQUENT WRITING IN ADVANCE OF THE DATE WHEN THE REQUISITE NUMBER OF CONSENTS HAS BEEN RECEIVED BY THE COMPANY.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, to the best knowledge of the Company, as of March 31, 2004, certain information with respect to shares beneficially owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock; (b) each of our directors; (c) the executive officers named in the Summary Compensation Table above and (d) all current directors and executive officers as a group.

         Information as to beneficial ownership is based upon statements furnished to the Company by such persons. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals named below is c/o MR3 Systems, Inc., 435 Brannan Street, Suite 200, San Francisco, California 94107.

            Name and Address                Amount and Nature
          of Beneficial Owner              of Beneficial Owner        Percent of
          as of March 31, 2004             as of March 31, 2004        Class(1)
          --------------------             --------------------        -------

        Randall S. Reis *                       6,521,687(2)             7.83%

        Irving W. DeVoe*                        6,983,489(3)             8.39%
        100 Cummings Center, S-336-H
        Beverly, MA 01915

        Bradley N. Rotter *                    10,033,328(4)            12.05%

        John K. Burns *                         1,000,000(5)             1.20%

        Gary K. Abreim *                        1,277,450(6)             1.53%

        Steven M. Schorr                        4,590,439(7)             5.51%
        P.O. Box 2120
        Kihei, HI 96753

        Mel Kelm                                5,783,357(8)             6.94%
        Pfeiffer Ridge, #7
        Big Sur, CA 93920

        Theodore H. Swindells &                 4,499,999(9)             6.01%
        High Stakes Capital, LLC
        11400 S.E. 8th St.; Unit 420
        Belleuve, WA 98004

        All directors and executive            25,815,954(10)           31.02%
        officers as a group (5)


     * Director and/or executive officer

1. Based upon 61,553,468 shares of Common Stock outstanding on March 31, 2004, and includes consideration of stock options, warrants, conversion privileges or similar obligations owned by certain Officers, Directors and/or principal shareholders entitling the holders to purchase an aggregate of 21,727,856 shares of Common Stock which are exercisable within sixty days. Therefore, for the purposes of calculating percentage ownership as indicated in the table above 83,281,324 shares of Common Stock are deemed to be issued and outstanding in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

2. Includes 1,000,000 shares that may be acquired by Mr. Reis pursuant to the exercise of warrants priced at $0.10 per share and expiring 5/1/08.

3. Includes 5,440,089 shares that may be acquired by Dr. DeVoe pursuant to the exercise of warrants priced at $0.10 per share and expiring during the period 10/30/04 through 12/31/07.

4. Includes 6,699,995 shares that may be acquired by Mr. Rotter pursuant to the exercise of warrants priced between $0.10 to $0.36 per share and expiring during the period 2/11/06 through 12/29/08.

5. Includes 1,000,000 shares that may be acquired by Mr. Burns pursuant to the exercise of warrants priced at $0.35 per share and expiring 11/04/08.

6. Includes 1,000,000 shares that may be acquired by Mr. Abreim pursuant to the exercise of warrants priced at $0.03 per share and expiring 12/31/07.

7. Includes 1,590,439 shares that may be acquired by Mr. Schorr pursuant to the exercise of warrants between $0.07 and $0.10 and expiring during the period 11/30/04 and 09/1/07.

8. Includes 830,667 shares that may be acquired by Mr. Kelm pursuant to the exercise of warrants priced between $0.02 and $0.05 and expiring during the period 7/15/06 and 5/9/07.

9. Includes 4,166,666 shares that may be acquired by Mr. Swindells and High Stakes Capital, LLC pursuant to the exercise of warrants priced between $0.23 and $0.37 and expiring during the period 7/21/08 and 03/19/09..

10. Includes 14,973,418 shares that may be acquired by the Company's Directors or Executive Officers pursuant to the exercise of warrants exercisable at various prices and expiring during the period 10/30/04 and 2/1/09.

     As of the date thereof, there are no known arrangement, agreements or understandings that may at a later date result in a change in control or delay in change in control of the Company.


                        VOTING SECURITIES AND RECORD DATE

     The shares of Common Stock and Series A Convertible Preferred Stock are the only class of voting securities of the Company outstanding. Shareholders of record as of the close of business on the Record Date are entitled to Notice and to vote at this matter. Series A Preferred and Common Stock shareholders will be voting on this matter collectively and will not be voting as separate classes of stock. As of the close of business on the Record Date there were 61,553,468 shares of Common Stock outstanding and 237,464 of Series A Convertible Preferred Stock. The approval of the change in capitalization will require the votes of greater than 50.0% of the issued and outstanding shares or 30,895,466 shares.

                                     ITEM #1
                            CHANGE OF CAPITALIZATION

     The Board of Directors has determined that it would be in the best interests of the Company and our shareholders to amend our Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 250,000,000 shares. The Board of Directors recommends that the shareholders of MR3 approve an amendment to our amended and restated Articles of Incorporation to approve this increase in the authorized shares of Common Stock. The text of the resolution recommended for adoption by the shareholders to approve the proposed amendment is as follows:

RESOLVED, that pursuant to Sections 241 and 245 of the General Corporation Law of the state of Delaware, the Corporation's Certificate of Incorporation be amended and restated to be the following:

This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares, which the corporation is authorized to issue, is two hundred and fifty-five million (255,000,000) shares, of which two hundred and fifty million (250,000,000) shares shall be Common Stock at $0.01 par value, and five million (5,000,000) shares shall be Preferred Stock at $0.01 par value. There shall be series of Preferred Stock, the first such series designated as Series A Preferred Stock ("Series A Preferred"), which shall consist of one million two hundred fifty thousand (1,250,000) shares.

Purposes and Effects of the Amendment

         Given the number of options, warrants, and convertible instruments currently outstanding and available for exercise into common shares, the Company currently has insufficient shares of Common Stock available for future issuance should all options, warrants and convertible instruments be converted or exercised. Our Board of Directors believes that the availability of additional authorized but unissued shares is necessary to provide the Company with flexibility to issue Common Stock for a variety of corporate purposes, without the delay and expense associated with convening a special shareholders' meeting. These purposes may include raising equity capital, acquiring businesses and assets, authorizing stock dividends, adopting new stock plans or reserving additional shares for issuance under existing stock plans and under stock plans of acquired companies.

         Although the proposed amendment would provide the Company with the necessary flexibility to conduct its operations in a manner deemed beneficial by its Board of Directors, the Company may be subject to future stock market listing rules, mandated by a nationally recognized exchange on which the Company may become listed in the future. These rules may mandate shareholder approval prior to adoption of actions that exceed certain percentages of the then outstanding stock of the Company. The Company's Common Stock currently is quoted through the OTC Bulleting Board. The Company has not taken any direct steps and has no immediate plans to take action to become listed on a nationally recognized exchange, such as NASDAQ, the American or New York Stock exchanges. At present, the Company does not meet the listing requirements of such national exchanges.

         At December 31, 2003, the Company had 60,334,897 common shares issued and outstanding, 54,092,895 warrants and options outstanding (49,073,309 of which were exercisable at year-end 2003) and certain debt instruments convertible to 1,228,572 common shares. In first quarter 2004, the Company issued an additional 1,150,000 common shares and 1,150,000 warrants pursuant to the private sale of its securities. In first quarter 2004, the Company issued 1,800,000 warrants to certain employees, outside consultants and advisors. In addition, the Company issued 53,571 common shares shares and warrants to an investor as a correcting adjustment from fiscal year 2003 and issued 15,000 shares pursuant to the exercise of warrants. Consequently, at March 31, 2004 the Company had 61,553,468 common shares issued and outstanding, 237,464 Preferred shares outstanding, debt instruments convertible to 1,228,572 common shares and an aggregate of 56,407,930 warrants outstanding (52,199,593 of which are exercisable at March 31, 2004). Should all debt instruments, preferred shares, warrants and options be converted, the total amount of issued and outstanding shares would equal 119,427,434.

         In the fifteen-month period January 1, 2003 through March 31, 2004 the Company issued 11,800,000 warrants to four executive officers and one former executive officer. The Company also issued 5,554,722 warrants to seven key employees of the Company. Of the 56,407,930 warrants outstanding at March 31, 2004, 18,739,715 are related to warrants granted in connection with various existing debt instruments, private placements or credit facilities. Tabular summaries of outstanding warrants and their related disclosure are provided below.

         Other than shares currently reserved for issuance under existing warrants, options, convertible notes and debt instruments described herein, the Board of Directors has not authorized the issuance of any additional shares of Common Stock for other purposes. The Company expects to issue additional shares of Common Stock in second quarter 2004 and beyond pursuant to anticipated additional private sales of Common Stock with attached warrants. The total amount of common shares anticipated to be sold in private transactions with accredited investors for the foreseeable future is approximately 11,350,000, with one attached warrant per common share.

         If the proposed amendment to MR3's Articles of Incorporation is adopted, the additional authorized shares of Common Stock will be available for issuance from time to time at the discretion of the Board of Directors without further action by the shareholders, except where shareholder approval may be required by any future Exchange listing rules or to obtain favorable tax treatment for certain employee incentive plans. The additional authorized shares would be part of the existing class of MR3 Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares of Common Stock would not (and the shares of Common Stock currently outstanding do not) entitle holders of Common Stock to cumulative voting rights, nor would current shareholders have any automatic, or preemptive, rights to purchase any of the additional authorized shares.

         If the proposed amendment to MR3's Articles of Incorporation is not approved by majority consent of its shareholders, it could seriously impact and hamper the Company's ability to conduct its planned business strategy and operations in a timely and efficient manner. In addition, it would restrict the Company's ability to raise investment funds from equity-based vehicles and require the Company to adopt potentially less cost effective means such as private or institutional debt. The Company would likely be limited to acquiring working capital funds through non-convertible debt instruments, the potential sale of licenses and anticipated general operating revenues, if any. To date, the Company has not consummated any of its anticipated license sales. There is no assurance that sufficient funds to maintain operations would be provided from such funding sources. The failure to pass this amendment would also likely limit the Company in its ability to hire future exceptional employees, consultants and advisors.

         Should the proposal to increase the capitalization of the Company not be approved by a majority consent of shareholders, the Board of Directors may be required to take certain steps in the future including, but not limited to: (i) seeking to reimburse certain warrant holders to induce them to cancel outstanding warrants through cash payments or stock grants; (ii) accelerate payment of convertible debt instruments to eliminate the conversion feature;
(iii) request executive officers to voluntarily agree not to convert outstanding warrants or options until sufficient outstanding common shares are approved;
(iv) delay issuance of any further warrants until sufficient warrants expire; and (v) conduct a reverse-split of common shares. Management cannot provide assurances that affected parties would accept such proposed actions. The Board of Directors does not believe that the aforementioned prospective actions would be in the best long-term interests of the Company and strongly encourages shareholders to approve the proposal to immediately increase the authorized number of common shares to a level of 250,000,000.

         Any future issuance of additional authorized shares of Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued. Although an increase in the number of authorized shares of Common Stock could, under certain circumstances, be construed as delaying or preventing a change of control of the Company (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction involving the combination of MR3 with another company), we are not proposing this amendment to the Articles of Incorporation in response to any effort to accumulate MR3 Common Stock or to obtain control of MR3 by means of a merger, tender offer or proxy solicitation in opposition to management.

         The affirmative vote of a majority of the common shares outstanding is required to approve the proposal to amend the Company's Articles of Incorporation.

         The closing price of the Company's stock as quoted through the OTC Bulletin Board was $0.36 on May 11, 2004.

         The following tables summarize the breakdown of outstanding warrants and options as of March 31, 2004.

                                    Table #1

                                                    Warrants and Options
                                                    As of March 31, 2004
                                               ----------------------------
                                                                  Average
                                                                  Exercise
                                                  Shares           Price
                                               ------------    ------------
        Outstanding at beginning of year         54,092,895    $       0.16
        Granted                                   3,003,571            0.42
        Exercised                                   (15,000)          (0.38)
        Forfeited/Cancelled                        (673,536)          (0.41)
                                               ------------    ------------

        Outstanding at March 31, 2004            56,407,930            0.17
                                               ============    ============

        Exercisable at March 31, 2004            52,199,593    $       0.17
                                               ============    ============

                                    Table #2

                                       Warrants and Options Outstanding                Warrants and Options Exercisable
                            ---------------------------------------------------        --------------------------------
                                                     Weighted
                                                     Average          Weighted                                Weighted
                                  Number             Remaining        Average              Number             Average
  Range of Exercise         Outstanding as of       Contractual       Exercise        Exercisable as of       Exercise
        Prices                March 31, 2004           Life            Price           March 31, 2004          Price
  -----------------         -----------------       -----------     -----------       ----------------      -----------
   $      0.01-0.03                 5,065,667          3.30         $      0.02              5,065,667      $      0.02

   $      0.05-0.07                 5,085,715          3.49         $      0.06              5,085,715      $      0.06

   $        0.10                   21,088,828          2.60         $      0.10             19,088,824      $      0.10

   $      0.12-0.25                13,917,721          3.39         $      0.21             11,917,721      $      0.22

   $      0.30-0.41                 9,674,999          3.66         $      0.36              9,466,666      $      0.35

   $      0.50-0.53                 1,575,000          3.45         $      0.50              1,575,000      $      0.50
                            -----------------                                         ----------------

                                   56,407,930                       $      0.17             52,199,593      $      0.17
                            =================                                         ================

                      Equity Compensation Plan Information

         The following table provides information about the Company's Common Stock that may be issued upon the exercise of options and warrants under all of the Company's equity compensation arrangements as of December 31, 2003. Through the end of fiscal year 2003, the Company had not adopted any formal equity based compensation plan for the benefit of employees and/or non-employees--either approved or not approved by shareholders. With the exceptions noted below, all securities disclosed in the table below resulted from individual grants of options and warrants for services provided to the Company or expected to be provided to the Company. Other than the employment agreements entered into with executive management and disclosed in the Company's financial statements, such grants of options or warrants were unrelated to any written compensation plan or agreement and were not approved by shareholders individually or in the aggregate. In the case of Mr. Irving DeVoe, Chief Science Officer of MR3, the majority of his options and warrants were granted pursuant to an employment agreement and related non-dilution rights granted to him. Terms of Mr. DeVoe's employment agreement are more fully detailed and disclosed in the Company's Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on February 12, 2001.

                                        Number of securities to
                                        be issued upon exercise       Weighted average
                                        of outstanding options,       exercise price of
                                          warrants and rights        outstanding options,      Number of securities
                                                                     warrants and rights      remaining available for
       Plan category                                                                             future issuance
                                                  (a)                        (b)                        (c)
Equity compensation plans                         -0-                        -0-                        -0-
approved by security holders
Equity compensation plans not                  31,226,753                   $0.117                      -0-
approved by security holders
Total                                          31,226,753                   $0,117                      -0-

         The following disclosure provides additional information related to the issuance of common shares and warrants during the fifteen-month period January 1, 2003 through March 31, 2004:

         In fourth quarter 2002, the Company authorized a series of non-convertible notes payable, amounting to an aggregate of $464,500 to be used for general working capital and certain start-up expenses related to the Empire Gold project and the Lakewood processing facility. In light of the subsequent termination of its agreement with Empire Gold in October 2003, the Company offered alternative financing arrangements to the Empire note holders and cancelled the revenue sharing provisions of the agreement. Twenty note holders converted their principal and interest, as of September 30, 2003, into 3,657,752 restricted shares of the Company's Common Stock at twelve cents ($0.12) per share and retained 804,000 attached warrants exercisable at $0.15 per share.

         In January 2003, the Company entered into a three-year employment agreement with Jody J. Sitkoski for the position of senior vice president. In connection with this employment agreement, Mr. Sitkoski was granted options to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of five cents ($0.05) per share. Such options immediately vest upon his execution of the agreement. Mr. Sitkoski was also granted options to purchase an additional 2,000,000 shares at an exercise price of fifteen ($0.15) per share, which vest immediately upon completion of the initial three-year term of the agreement.

         In February 2003, the Company authorized a convertible debenture for $15,000 to Zevtec Canada, Inc. ("Zevtec"). The debenture carries a 12% per annum interest rate payable upon maturation of the debenture. The debenture provides for a five-year conversion period in which the debenture holder may convert advanced funds into 214,286 shares of the Company's Common Stock at a conversion price of seven cents ($0.07). As additional consideration for entering into the debentures, the Company granted Zevtec Common Stock purchase warrants allowing the holder the right to purchase an additional 642,858 common shares of the Company at a price of $0.07. The common share purchase warrants are valid for a period of five years after the date of issuance.

         In April 2003, the Company authorized a convertible debenture for an aggregate of $30,000 to two unrelated parties. The debenture carries a 12% per annum interest rate payable upon maturation of the debenture. The debenture provides for a five-year conversion period in which the debenture holder may convert advanced funds into 300,000 shares of the Company's Common Stock at a conversion price of ten cents ($0.10). As additional consideration for entering into the debentures, the Company granted the parties Common Stock purchase warrants allowing the holder the right to purchase an additional 900,000 common shares of the Company at a price of $0.10. The common share purchase warrants are valid for a period of five years after the date of issuance.

         In second quarter 2003, the Company entered into three-year employment agreements with Randall S. Reis, then the Company's Chairman and CEO and Bradley
N. Rotter, then the Company's President and Chief Operating Officer. As further consideration for entering into the employment agreement, Mr. Reis was granted 1,000,000 warrants, vesting immediately, to purchase shares of the Company's Common Stock at an exercise price of ten cents ($0.10) for a five-year period. Mr. Rotter was granted 3,000,000 warrants, vesting immediately, at a price of $0.10 for a five-year period. Mr. Rotter was also granted an additional 3,000,000 warrants at a price of $0.10 for a five-year period, which vest at a rate of 83,333 warrants per month for the three-year term of the agreement. Mr. Rotter subsequently resigned his positions with the Company in April of 2004. Of the 3,000,000 warrants issued pursuant to the vesting schedule, 1,083,329 were issued and the remaining balance of 1,916,671 unvested warrants were subsequently cancelled in April 2004.

         In July 2003, the Company concluded a private placement with eleven accredited investors for total net proceeds of $735,000. The proceeds are to be used for working capital and general corporate purposes. Pursuant to this private placement, investors purchased restricted shares of the Company's Common Stock at a price of twelve cents ($0.12) per share. Each share of Common Stock purchased carried two attached purchase warrants, "A" and "B." The A warrant allows the holder to purchase common shares at an exercise price of thirty-six cents ($0.36) per share for a term of four years. The B warrant allows the holder to purchase common shares at price of twenty-five cents ($0.25) per share for a term of four years. The total amount of aggregate warrants authorized under this private placement amounts to 12,250,000. Mr. Bradley Rotter, then the Company's Chief Executive Officer, participated in the private placement in the amount of $100,000.

         In October 2003, management arranged a $1,250,000 credit facility which will allow the Company to further its ability to deploy the first in a series of plants to utilize its metals separation and purification technology. The Company received three distributions of $250,000 each on October 14, 2003, December 17, 2003 and February 4, 2004, respectively. The credit facility consists of a 14%

Promissory Note in the principal amount of $1,250,000, due March 1, 2006, or an earlier date 24 months from the date the first plant is completed and operational. The Company is obligated to submit requests for funds against the credit facility in connection with its financing needs related to plant development and construction. Attached to the Promissory Note are five-year warrants to purchase 2,000,000 shares of the Company's Common Stock at a price of $0.23 per share. The credit facility also has an equity conversion feature allowing the lender, a private equity and financing group, to convert the loan into percentage ownership in the plant. Based on the business-related requirements of the conversion feature, management believes that it is highly unlikely and not reasonable to expect that this conversion clause will be exercised over the life of the agreement.

         The Company elected to terminate the employment of Mr. Larry Hopper, President and Chief Operating Officer, on March 15, 2003. On August 8, 2003, the Company executed a settlement agreement with Mr. Hopper whereby he was granted vested warrants to purchase 800,000 shares of the Company's Common Stock at an exercise price of twenty cents ($0.20).

         In November 2003, the Company granted John K. Burns, President and Chief Operating Officer, 1,000,000 fully vested warrants to purchase common shares of the Company's stock at a price of thirty-five cents ($0.35) per share over a five-year period.

         In December 2003, the Company entered into a $100,000 promissory note with The Aberdeen Trust, Grosvenor Trust Company Limited, as Trustee, for the purpose of a bridge loan to the Company. Mr. Bradley Rotter, Chief Executive Officer, is the beneficial owner of the Aberdeen Trust. The Company is obligated to pay back the full amount of the note plus any interest accrued at 12% per annum on or before April 15, 2004. In consideration for entering into the promissory note, Aberdeen Trust was granted warrants to purchase 200,000 shares of the Company's Common Stock at $0.35 per share for a five-year period.

         In first quarter 2004, the Company sold 1,150,000 common shares to five accredited investors pursuant to a private sale of securities at a price of $0.20 per share. Each share sold had an attached warrant allowing the individual to purchase one common share at a price of $0.50 per share for a four-year period subject to certain warrant acceleration terms. The total number of warrants issued pursuant to the aforementioned private sale of securities was 1,150,000 with a conversion price of $0.50.

         In first quarter 2004, the Company issued 800,000 warrants to three independent consultants or advisors for a five-year term at prices ranging from $0.30 to $0.37 per share. In addition, the Company granted 1,000,000 warrants to a key employee for a five-year term at a conversion price of $0.38. These 1,000,000 warrants vest equally over a twenty-four month period.

         The Company further issued 53,571 common shares and 53,571 warrants at a conversion price of $0.50 per share as a correcting adjustment from the prior year.


The Board of directors recommends that the shareholders vote "FOR" the proposal to amend its Articles of Incorporation to increase the number of authorized common shares. If no specification is made in the proxy, the shares will be voted for the "FOR" approval.

                              AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). The Company's reports, proxy statements and other information, can be inspected and copied at the public reference room of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and on the SEC's web site at www.sec.gov. The Company also maintains copies of its current filings on its web site located at www.mr3systems.com. Printed copies of such material can also be obtained from the Company by written request to the corporate secretary at the corporate address noted above.

                           INCORPORATION BY REFERENCE

         The Company will provide without charge to each person to whom a copy of this Consent Statement is delivered upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (including exhibits to such documents). Requests should be directed to the corporate secretary at the corporate address noted above. Each of the documents listed below as being incorporated by reference is being delivered to shareholders simultaneously with this Information Statement (without exhibits).

         The following document filed with the Commission by the Company is hereby incorporated by reference into this Consent Statement:

         The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.


By Order of the Board of Directors

/s/ RANDALL S. REIS, CHAIRMAN
-------------------------------------
Randall S. Reis

San Francisco, California

May ___, 2004

                     WRITTEN CONSENT OF THE SHAREHOLDERS OF
                                MR3 SYSTEMS, INC.


         Unless otherwise indicated below, the undersigned, being a shareholder of record of shares of common or preferred stock of MR3 Systems, Inc. (the "Company"), and in the aggregate the holders of record of the issued and outstanding shares of Common Stock of the Company, do hereby consent in writing to the adoption of the following resolution and to the taking of all action required or permitted thereby:



                  Resolved, that the Certificate of Incorporation of the Company be amended to increase the number of shares of Common Stock which the Company is authorized to issue from 100,000,000 shares to 250,000,000 shares.

                  /  /  CONSENTS      /  /  DOES NOT CONSENT      /  /  ABSTAINS

         This written consent may be signed in counterparts all of which taken together shall constitute the consent of the holders of a majority of the issued and outstanding shares of common or preferred stock of MR3 Systems, Inc.



                                        Sign Name:


                                        Joint Owner signs (if applicable)



                                        Print Name(s): _________________________

                                                       _________________________


                                        Number of Shares:  _____________________


                                        Date: __________________

     Please sign your name(s) exactly as it (they) appear on your stock certificates, in the case of joint ownership, both owners must sign. If no indication is made, the consent will be counted as being in favor of the proposal.

     SHAREHOLDERS MAY ALSO WITHHOLD THEIR CONSENT BY NOT SIGNING AND NOT RETURNING THIS CONSENT